Exhibit 99.1

May 17, 2010
For 7:00 am EDT Release

Contacts:                                   Shareholders’/Analysts’ Inquiries:                                      Media Inquiries:
                    Robbin Moore-Randolph                                                         Chris Ahearn
                     704-758-3579                                                                               704-758-2304

LOWE’S REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS
-- First Quarter Comparable Store Sales Increased 2.4 Percent--

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $489 million for the quarter ended April 30, 2010, a 2.7 percent increase from the same period a year ago.  Diluted earnings per share increased 6.3 percent to $0.34 from $0.32 in the first quarter of 2009.

Sales for the quarter increased 4.7 percent to $12.4 billion, up from $11.8 billion in the first quarter of 2009.  Comparable store sales for the first quarter increased 2.4 percent.

“Consumers are showing signs of reengagement in home improvement, including discretionary projects and purchases of bigger ticket products, which had taken a back seat during the worst of the economic downturn,” commented Robert A. Niblock, Lowe's chairman and CEO. “This, combined with the government stimulus programs and favorable weather in March and April, drove solid quarterly sales and earnings that exceeded our guidance.

“While we are optimistic we will experience solid demand through the balance of the year, we view 2010 as a year of transition for our industry. We remain confident that our commitment to providing excellent customer service, combined with great merchandising, will drive profitable sales and market share growth.”

During the quarter, Lowe’s opened 11 stores.  As of April 30, 2010, Lowe’s operated 1,721 stores in the United States, Canada and Mexico representing 194.3 million square feet of retail selling space, a 2.9 percent increase over last year.

A conference call to discuss first quarter 2010 operating results is scheduled for today (Monday, May 17) at 9:00 am EDT.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s First Quarter 2010 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com until August 15, 2010.

Lowe’s Business Outlook

Second Quarter 2010 (comparisons to second quarter 2009)
•	The company expects to open approximately 4 new stores reflecting square footage growth of approximately 2 percent
•	Total sales are expected to increase 5 to 7 percent
•	The company expects comparable store sales to increase 2 to 4 percent
•	Earnings before interest and taxes as a percentage of sales (operating margin) is expected to increase approximately 40 basis points
•	Depreciation expense is expected to be approximately $400 million
•	Diluted earnings per share of $0.57 to $0.59 are expected
•	Lowe’s second quarter ends on July 30, 2010 with operating results to be publicly released on Monday, August 16, 2010

Fiscal Year 2010 (comparisons to fiscal year 2009)
•	The company expects to open 40 to 45 stores in 2010 reflecting total square footage growth of approximately 2 percent
•	Total sales are expected to increase 5 to 7 percent
•	The company expects comparable store sales to increase 2 to 4 percent
•	Earnings before interest and taxes as a percentage of sales (operating margin) is expected to increase approximately 60 basis points
•	Depreciation expense is expected to be approximately $1.60 billion
•	Diluted earnings per share of $1.37 to $1.47 are expected for the fiscal year ending January 28, 2011

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, share repurchases and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act. Although the company believes that the expectations, opinions, projections, beliefs and other similar expressions reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of falling home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and successfully develop new sites for store development particularly in major metropolitan markets; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address changes in existing or new laws or regulations that affect employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (viii) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and the “Risk Factors” and other information included in our periodic reports filed with the SEC.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2009 sales of $47.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,700 home improvement stores in North America. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended
	April 30, 2010		May 1, 2009
Current Earnings	Amount	Percent	Amount	Percent

Net sales	$12,388	100.00	$11,832	100.00

Cost of sales	8,030	64.82	7,636	64.54

Gross margin	4,358	35.18	4,196	35.46

Expenses:

Selling, general and administrative	3,093	24.98	2,957	24.99

Depreciation	397	3.20	401	3.39

Interest - net	82	0.66	78	0.66

Total expenses	3,572	28.84	3,436	29.04

Pre-tax earnings	786	6.34	760	6.42

Income tax provision	297	2.39	284	2.40

Net earnings	$489	3.95	$476	4.02

Weighted average common shares outstanding - basic	1,438		1,462

Basic earnings per common share	$0.34		$0.32

Weighted average common shares outstanding - diluted	1,441		1,464

Diluted earnings per common share	$0.34		$0.32

Cash dividends per share	$0.090		$0.085

Retained Earnings

Balance at beginning of period	$18,307		$17,049
Net earnings	489		476
Cash dividends	(130)		(126)
Share repurchases	(420)		-
Balance at end of period	$18,246		$17,399

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		April 30, 2010	May 1, 2009	January 29, 2010

Assets

Current assets:
Cash and cash equivalents		$2,677	$682	$632
Short-term investments		675	460	425
Merchandise inventory - net		9,899	9,013	8,249
Deferred income taxes - net		202	122	208
Other current assets		242	264	218

Total current assets		13,695	10,541	9,732

Property, less accumulated depreciation		22,379	22,715	22,499
Long-term investments		832	448	277
Other assets		508	444	497

Total assets		$37,414	$34,148	$33,005

Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt		$536	$52	$552
Accounts payable		7,062	5,843	4,287
Accrued compensation and employee benefits		594	535	577
Deferred revenue		901	741	683
Other current liabilities		1,788	1,564	1,256

Total current liabilities		10,881	8,735	7,355

Long-term debt, excluding current maturities		5,531	5,023	4,528
Deferred income taxes - net		521	533	598
Other liabilities		1,462	1,420	1,455

Total liabilities		18,395	15,711	13,936

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
April 30, 2010	1,443
May 1, 2009	1,474
January 29, 2010	1,459	722	737	729
Capital in excess of par value		6	296	6
Retained earnings		18,246	17,399	18,307
Accumulated other comprehensive income		45	5	27

Total shareholders' equity		19,019	18,437	19,069

Total liabilities and shareholders' equity		$37,414	$34,148	$33,005

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Three Months Ended
	April 30, 2010	May 1, 2009
Cash flows from operating activities:
Net earnings	$489	$476
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	424	434
Deferred income taxes	(82)	(83)
Loss on property and other assets - net	1	9
Share-based payment expense	26	24
Net changes in operating assets and liabilities:
Merchandise inventory - net	(1,644)	(801)
Other operating assets	(35)	(1)
Accounts payable	2,773	1,732
Other operating liabilities	784	555
Net cash provided by operating activities	2,736	2,345

Cash flows from investing activities:
Purchases of short-term investments	(426)	(68)
Proceeds from sale/maturity of short-term investments	228	122
Purchases of long-term investments	(745)	(302)
Proceeds from sale/maturity of long-term investments	138	6
(Increase) decrease in other long-term assets	(1)	15
Property acquired	(283)	(572)
Proceeds from sale of property and other long-term assets	5	11
Net cash used in investing activities	(1,084)	(788)

Cash flows from financing activities:
Net decrease in short-term borrowings	-	(986)
Proceeds from issuance of long-term debt	992	-
Repayment of long-term debt	(25)	(8)
Proceeds from issuance of common stock from stock options exercised	20	1
Cash dividend payments	(131)	(126)
Repurchase of common stock	(465)	-
Net cash provided by (used in) financing activities	391	(1,119)

Effect of exchange rate changes on cash	2	(1)

Net increase in cash and cash equivalents	2,045	437
Cash and cash equivalents, beginning of period	632	245
Cash and cash equivalents, end of period	$2,677	$682